Exhibit 10.66

INTELLECTUAL PROPERTY SALE AND ASSIGNMENT AGREEMENT

Explanatory Note

Within this Exhibit 10.66 certain identified information, indicated with brackets, has been excluded from the exhibit as it is believed by the Company to be both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

This Intellectual Property Sale and Assignment Agreement (this “Agreement”) is made and effective as of August 26, 2019 between Findex.com, Inc., a corporation organized and existing under the laws of the State of Nevada with its principal place of business located at 1313 S. Killian Drive, Lake Park, FL 33403, and its wholly owned subsidiary, EcoSmart Surface & Coating Technologies, Inc., a Florida corporation, their affiliates, subsidiaries, successors and assigns (collectively the “Assignor”) and Caribbean Energy Solutions, LLC., a Puerto Rico Limited Liability Company organized and existing under the laws Puerto Rico with its principal place of business located at 1353 Ave., Vigoreaux, PMB 167, Guaynabo PR 00966 (“Assignee”) (Assignor and Assignee may be referred to hereinafter individually as a “Party” or jointly as the “Parties”).

WHEREAS, Assignor, as of the date hereof, is the sole holder of all rights, title and interest in and to the product and Trade Secret intellectual property known as “Infiniguard” (also known as “Infinigard”) (the “Subject IP”) and currently manufactures and markets certain other coating products in relation to which the trade secret intellectual property formulation embedded in and underlying the Subject IP is utilized for other commercial purposes, and identified internally within Assignor’s business operation and otherwise known as “ECT-1090, ECT-1091 and ECT-1590”;

WHEREAS, while Assignor is in the business of marketing and distributing certain coatings products for a variety of vertical markets which to various extents rely on the Trade Secret intellectual property formulation embedded in and underlying the Subject IP, Assignee is currently in the business of marketing and distributing the Infiniguard product exclusively for use in the field of Heating, Ventilation, Air Conditioning, and Refrigeration (as it relates to any defined geographic region, the “HVAC/R” or the “HVAC/R Market”) limited to date, however, strictly to a certain defined geographic territory;

WHEREAS, Assignee now desires to buy from Assignor (i) the exclusive worldwide production and distribution rights in and to the Subject IP (i.e. without geographic restriction/boundaries) in perpetuity for the HVAC/R Market, (ii) direct and full ownership rights to any derivative Trade Secret intellectual property independently developed by or on behalf of Assignee that constitutes a variation or extension of the existing Trade Secret intellectual property formulation embedded in and underlying the Subject IP (“Derivative Intellectual Property”), and (iii) unrestricted but non-exclusive rights to use either the Trade Secret intellectual property formulation embedded in and underlying the Subject IP, or any Derivative Intellectual Property, for any worldwide products markets in addition to the HVAC/R Market;

WHEREAS, Assignor intends to continue in perpetuity to develop, manufacture, market and sell coatings IPs the intellectual property formulation embedded in and underlying the Subject IP in vertical markets exclusive of the HVAC/R Market from and after the date hereof;

WHEREAS, the Parties have been conducting business heretofore pursuant to a certain distribution and license agreement dated June 6, 2018 pursuant to which Assignor manufactures the Subject IP for Assignee, on a purchase order basis and for a fixed price, and Assignee sells such Subject IP, limited only by geographic territorial restriction, which agreement is annexed hereto as Exhibit A and incorporated by reference herein (the “Original Distribution Agreement”); and

WHEREAS, pursuant to the Original Distribution Agreement, the formula for the Infiniguard product (the “Formula”) was placed in escrow with an escrow agent (the “Escrow Agent”) and the Parties wish to instruct the escrow agent to deliver the Formula to the Assignee; and

WHEREAS, capitalized terms used throughout this Agreement shall have the meanings assigned to them in Section 9.1 hereof or in the Section of this Agreement to which reference is made within Section 9.1 hereof;

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed by and between Assignor and Assignee as follows:

1. (a) Sale, Transfer, Conveyance and Assignment of Intellectual Property. For and in consideration of an amount in cash equal to two hundred thousand dollars (USD$200,000) (the “Purchase Price”), the receipt of which is hereby acknowledged, Assignor hereby sells, transfers, conveys and assigns to Assignee all of its worldwide rights, title and interest in and to the Subject IP, including (i) any and all know-how, data, shop practices, trade secrets, chemical components, constituent ingredients (as well as know-how related to how to manufacture and produce same), ratios, formulae, information related to sources of materials and components, and all information that is required for the Assignee to independently manufacture and produce the Subject IP; (ii) all past, present and future causes of action and claims for damages derived by reason of infringement upon the Subject IP; (iii) the entire worldwide right, title and interest in the Subject IP; (iv) direct and full ownership rights of the Subject IP, (v) the exclusive worldwide product and distribution rights in and to the Subject IP (i.e. without geographic restriction/boundaries) in perpetuity for the HVAC/R Market, inclusive of all past, present and future causes of action and claims for damages derived by reason of infringement thereof, (vi) direct and full ownership rights to any Derivative Intellectual Property, (vii) any and all common law or statutory Trademarks and Service Marks, related to the Subject IP, and (viii) unrestricted but non-exclusive rights to use either the Trade Secret intellectual property formulation embedded in and underlying the Subject IP, or any Derivative Intellectual Property, for any worldwide products markets other than the HVAC/R Market.

(b) Delivery of Subject IP

(i) Concurrent with the execution of this Agreement by the Parties, Assignor has and shall continue to fully and completely disclose to Assignee, in writing or as otherwise reasonably agreed between the Parties, any and all of the Trade Secret information underlying the Subject IP. For purposes of this Agreement, “Trade Secrets” shall mean the chemical composition, compounds, formulation, ratios of chemical components and their constituent ingredients, as well as all related, non-public information and knowledge pertaining to the formulation, chemistry, sources of materials, know-how and practices necessary or beneficial to independently manufacture and produce the Subject IP, including without limitation specific mixing, batching, and manufacturing instructions and required data and information. Within five (5) days of the date hereof, Assignor shall fully and completely disclose to Assignee any and all additional afore-referenced know-how, shop practices, trade secrets, chemical components and formulae, including, but not limited to, mixing and manufacturing instructions, data and information related to compounds, ingredients, sources of materials and components, as well as any and all additional related information which is required for the Assignee to independently manufacture and produce the Subject IP.

(ii) Assignor agrees that within 30 days from the date hereof, Assignor will, at the facilities of Assignor, provide a maximum of 5 business days of training to the designees of the Assignee, so that the designees of the Assignee become familiar with and learn the methods and protocols used to manufacture and create the Subject IP, and more particularly, the manufacture and creation of the Infiniguard finished product . In the event that the Assignee requests additional days of training at the facilities of Assignor, the Assignee will pay to Assignor an amount not to exceed $1,000 per 8 hour day, pro-rated at $125 per hour of training.

2.       Transitional Manufacturing Period. For a period of no less than six (6) months following the date of this Agreement, and continuing for so long as the Parties mutually agree in good faith thereafter, Assignor shall, at the request of the Assignee, manufacture the Subject IP for Assignee pursuant to the applicable terms and conditions of the Original Distribution Agreement, with the price per gallon of INFINIGUARD to be [*], and (b) no territorial restrictions as to where the Assignee may sell INFINIGUARD..

3.       Reciprocal Confidentiality. For a period of ten (10) years from the date hereof, each of Assignor and Assignee shall keep strictly confidential for the benefit of the other, and shall not disclose to third parties or use in any way that is inconsistent with the express or implied terms of this Agreement, any confidential or Proprietary Information. Such confidentiality obligations shall include without limitation i) not making use of such information for purposes of manufacturing, producing, licensing, selling or offering for sale the Subject IP or enabling third parties to do so except as expressly permitted pursuant to this Agreement; ii) using commercially reasonable efforts to protect the secrecy of such information from disclosure or discovery by third parties; iii) upon one Party becoming aware of any unauthorized disclosure of information, such Party shall immediately notify the other Party of such information; and (iv) each Party shall fully cooperate with the other Party in any effort undertaken to enforce either Party’s rights against third parties under this Agreement. With respect to any information that constitutes Trade Secrets, such obligations shall expressly extend beyond the (10) year term, and shall continue in full force and effect in perpetuity; provided, however, that such obligations shall not apply to information that:

(a) has been or becomes published to the public at large, or is now, or in the future, generally known to the public without breach of this Agreement; and

(b) is required to be disclosed by applicable law, or any court or regulatory authority, provided that reasonable prior notice of the required disclosure is given to Assignor as promptly as possible unless the notice is prohibited by law.

4.       Assignor Non-Compete.

Except as otherwise expressly or impliedly provided for herein, Assignor agrees that it, and its successors and assigns, shall not from the date hereof, manufacture, distribute or represent for sale or distribution any current or future coatings products that, by any reasonable measure, compete, directly or indirectly, with the Subject IP in the HVAC/R Market nor manufacture a coating with the identical formulation as the Subject IP. For purposes of clarity, Assignee acknowledges that the current formulations of coatings manufactured, distributed and represented for sale in non-HVAC/R applications, known as “ECT-1090, ECT-1091 and ECT-1590” are not the identical formulations as the Subject IP.

5.       Certain Acknowledgements of the Parties. The Parties hereby mutually acknowledge each of the following:

(i)       Except for the Subject IP, and all intellectual property which pertains to same, Assignee shall not, pursuant to this Agreement or otherwise, be deemed to own, possess, or have acquired any right, title or interest in or to Assignor’s Marks or other Intellectual Property;

(ii)       Nothing contained in this Agreement shall be deemed to create any partnership or joint venture relationship between the Parties; and

(iii)       Neither Party has any contractual obligations with any third party which has given rise, may give rise, or will give rise, to any obligation or Liability upon consummation of this Agreement or any sales of the Subject IP pursuant hereto.

6.       Representations and Warranties.

6.1       Assignee. Assignee hereby represents and warrants to Assignor as follows:

(a)       Assignee is a Limited Liability Company duly organized and existing under the laws of Puerto Rico;

(b)       Assignee has the full power and authority to enter into this Agreement and to carry out its obligations hereunder;

(c)       Upon delivery in executed form by Assignee to Assignor, this Agreement shall have been duly executed and delivered by Assignee and have become the legal, valid and binding obligation of Assignee, enforceable against Assignee in accordance with its terms; and

(d)       The execution and delivery of this Agreement by Assignee does not, and the performance of this Agreement by Assignee will not (in each case, with or without the giving of notice or lapse of time, or both), (i) conflict with or violate the corporate charter of Assignee, (ii) conflict with or violate any Law applicable to Assignee, (iii) require any Authorization, or filing with or notification to, any Governmental Authority, except where the failure to obtain any such Authorization, or to make such filings or notifications, would not have a Material Adverse Effect on Assignee and would not prevent consummation of the distribution relationship contemplated hereby, or otherwise prevent Assignee from performing its obligations under this Agreement, or (iv) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, unilateral amendment, acceleration or cancellation of, or require the consent of any third party pursuant to, any Contract, permit, franchise or other instrument or obligation to which Assignee is a party, except for such conflicts, violations, breaches, defaults or other occurrences, which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Assignee.

6.2       Assignor. Assignor hereby represents and warrants to Assignee as follows:

(a)       Assignor is a corporation duly incorporated under the laws of the state of Nevada;

(b)       Assignor has the full power and authority to enter into this Agreement and to carry out its obligations hereunder;

(c)       Upon delivery in executed form by Assignor to Assignee, this Agreement shall have been duly executed and delivered by Assignor and have become the legal, valid and binding obligation of Assignor, enforceable against Assignor in accordance with its terms;

(d)       The execution and delivery of this Agreement by Assignor does not, and will not (in each case, with or without the giving of notice or lapse of time, or both), (i) conflict with or violate the corporate charter of Assignor, (ii) conflict with or violate any Law applicable to Assignor, (iii) require any Authorization, or filing with or notification to, any Governmental Authority, except where the failure to obtain any such Authorization, or to make such filings or notifications, would not have a Material Adverse Effect on Assignor and would not prevent consummation of the distribution relationship contemplated hereby, or otherwise prevent Assignor from performing its obligations under this Agreement, or (iv) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, unilateral amendment, acceleration or cancellation of, or require the consent of any third party pursuant to, any Contract, permit, franchise or other instrument or obligation to which Assignor is a party, except for such conflicts, violations, breaches, defaults or other occurrences, which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Assignor;

(e)       Assignor has not granted to any third-party distribution and/or manufacturing rights for the Subject IP as of the date hereof, and shall not engage in any discussions relating thereto with any third parties from and after the date hereof;

(f)       The Trade Secret protection as it relates to Subject IP is valid, and all required steps have been duly taken to protect the integrity thereof in accordance with applicable Law, including without limitation the documenting of access to relevant books and records and the entering into and maintenance of non-disclosure agreements with all parties privy to the Trade Secrets underlying the Subject IP.

(g)       Assignor is not aware of any challenges (or any basis therefor) with respect to the validity or enforceability of Trade Secret protection as it relates to the Subject IP, and Assignor has not taken any action or failed to take any action that would reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver, or unenforceability of Trade Secret protection as it relates to the Subject IP.

(h)       Assignor possesses all right, title and interest in and to the Subject IP, free of any claims or encumbrances, and is not bound by any restrictions or conditions on the transfer thereof.

(i)       There is no lawsuit, claim, action, investigation or proceeding in progress or, to the knowledge of Assignor, pending or threatened against Assignor, (i) relating to and adversely affecting this Agreement or the transactions contemplated hereby, or (ii) that would materially delay the ability of Assignor to perform its obligations hereunder.

(j)       For purposes of the potential application of any bulk sales Law, and/or any failure of compliance in relation thereto on the part of Assignor, the transactions contemplated by this Agreement shall not be deemed to constitute a fraudulent conveyance against which Assignor’s creditors shall have a valid basis for challenge and unwinding.

(k)       Assignee will not be subject to any covenant not to sue or similar restrictions on its enforcement or enjoyment of the rights granted hereunder in and to the Subject IP as a result of the transaction contemplated in this Agreement, or any prior transaction related to the Subject IP.

(l)        As soon as practicable, and except as required by Law as it relates to public disclosure requirements, Assignor shall remove from its website and any and all marketing materials or platforms any reference to its coatings products serving the HVAC/R market.

(m)     From and after the date hereof, Assignor shall (i) use commercially reasonable efforts to take, or cause to be taken, all actions, or to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement, and (ii) from time to time, at the request of Assignee, execute and deliver, or cause to be executed and delivered, such other instruments of conveyance and take such other actions as Assignee may reasonably request in order to more effectively consummate the transactions contemplated hereby.

(n)     Assignor is in compliance with all Governmental Rules  which relate to the Subject IP, and Assignor has not received any written notice and to the knowledge of the Assignor, has not received any oral notification of any asserted violation of any Governmental Laws or Rules that remains outstanding relating to the Subject IP, that would reasonably be expected to have a Material Adverse Effect upon the sale and use of the Subject IP,

7.       Dispute Resolution and Remedies.

  7.1        Applicable Law. This Agreement and the exhibits hereto shall be governed by and interpreted and enforced in accordance with the laws of the State of Florida, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

7.2       Choice of Forum and Bench Trial. The parties further, independently and expressly, waive any right they may have to sue or be sued in any court other than a state or federal court in the State of Florida, County and City of Palm Beach. THE PARTIES HEREBY EXPRESSLY WAIVE THEIR RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING, CONTROVERSY OR DISPUTE HEREUNDER. IN THE EVENT THAT ANY PROCEEDING, CONTROVERSY OR DISPUTE HEREUNDER, NOTWITHSTANDING THE OTHER PROVISIONS HEREOF, PROCEEDS IN A COURT OF LAW, THE PARTIES HEREBY EXPRESSLY CONSENT TO A BENCH TRIAL BEFORE THE JUDGE PRESIDING, WITH THE JUDGE ACTING AS TRIER OF FACT.

7.3       Remedies. The Parties stipulate that any breach of any provisions of this Agreement will cause irreparable harm and, as a result, remedies at law will be inadequate. As such, in addition to any other remedies, in the event of breach of any provisions of this Agreement, the non-breaching Party shall be entitled to both temporary and permanent injunctive relief without the necessity of proving actual damages or posting bond.

8.       Indemnification.

(a) Survival.  All representations and warranties of Assignee and Assignor contained herein or made pursuant hereto shall survive indefinitely.  The covenants and agreements of the Parties hereto contained in this Agreement shall survive and remain in full force for the applicable periods described therein or, if no such period is specified, indefinitely.  Any right of indemnification pursuant to this Article 8 with respect to a claimed breach of a representation, warranty or covenant shall expire at the date of termination of the representation, warranty or covenant claimed to be breached, unless on or prior to such expiration date the Party from whom indemnification is sought has received notice of a good faith claim in accordance with the provisions of Article  7.

    (b) Indemnification by Assignor. Assignor shall indemnify Assignee and its Affiliates and their respective officers, directors, employees, agents, successors and assigns against, and shall hold them harmless from, any Loss to the extent such Loss arises from or in connection with the following:

(i) any misrepresentation or incorrectness in or breach by Assignor of any representation or warranty made by it contained in this Agreement;

(ii) any non-fulfillment or breach by Assignor of any of its covenants or agreements contained in this Agreement;

             (c) Indemnification by Assignee. Assignee shall indemnify Assignor and its Affiliates and their respective officers, directors, employees, agents, successors and assigns against, and shall hold them harmless from, any Loss to the extent such Loss arises from or in connection with the following:

(i) any misrepresentation or any incorrectness in or breach by Assignee of any representation or warranty made by it contained in this Agreement. or

(ii) any non-fulfillment or breach by Assignee of any of its covenants contained in this Agreement;

            (d) Procedure for Indemnification

  (i)  In order for an indemnified party under this Article 8 (an "Indemnified Party") to be entitled to any indemnification provided for under this Agreement, such Indemnified Party shall, promptly following the discovery of the matters giving rise to any Loss, notify the indemnifying party under this Article 8 (the "Indemnifying Party") in writing of its claim for indemnification for such Loss, specifying in reasonable detail the nature of such Loss and the amount of the liability estimated to accrue therefrom (the "Indemnification Claim Notice"); provided, however, that failure to give such prompt notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party will have been actually prejudiced as a result of such failure.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) Business Days after the Indemnified Party's receipt of such request, all information and documentation reasonably requested by the Indemnifying Party with respect to such Loss.

           (ii) If the indemnification sought pursuant hereto involves a claim made by a Third Party against the Indemnified Party (a "Third Party Claim"), the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim and, if it so chooses within forty-five (45) days after its receipt of an Indemnification Claim Notice ("Notice Period"), to assume the defense of such Third Party Claim with counsel selected by the Indemnifying Party; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim to the extent such claims involve or seek injunctive or other relief that does not involve solely monetary obligations or involve a criminal matter, and provided, further that the Indemnified Party shall be permitted to take any actions necessary in the defense of such Third Party Claim during such Notice Period, if the Indemnifying Party has not yet assumed the defense of the Third Party Claim, and when practicable, the Indemnified Party shall provide prior notice of such action to the Indemnifying Party.  Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof.  If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense.  The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof.  If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all of the Parties hereto shall cooperate in the defense or prosecution thereof.  Such cooperation shall include (i) the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim and reasonably available to the Indemnified Party, and (ii) making relevant employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, that the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

`           (iii) If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, to the extent that it involves any agreement, performance or observance by the Indemnified Party, the Indemnifying Party shall not agree to such agreement, performance of observance without the Indemnified Party's prior written consent (which shall not be unreasonably withheld, conditioned or delayed).  Further, with respect to all Losses in connection with Third Party Claims where the Indemnifying Party has assumed the defense or prosecution of the Third Party Claim in accordance with Paragraph  above, the Indemnifying Party shall not be liable for any settlement of other disposition of such Losses by an Indemnified Party that is reached without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.  Whether or not the Indemnifying Party will have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent (which shall not be unreasonably withheld, conditioned or delayed).  If the Indemnifying Party chooses not to defend or prosecute any Third Party Claim, no Indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

           (iv) Without limiting Paragraph 8(d)(iii)), any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party's own expense unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (ii) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Paragraph 8(d)(iii)  (in which case the Indemnified Party shall control the defense).  The reasonable and verifiable costs and expenses incurred pursuant to Paragraph 8(d)(iii),  including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim shall be reimbursed promptly upon receipt of appropriate documentation relating thereto by the Indemnifying Party, without prejudice to the Indemnifying Party's right to contest the Indemnified Party's right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

9.       Miscellaneous.

9.1       Definitions. For purposes of this Agreement, the following terms, when appearing in their capitalized forms as follows, shall have the correspondingly assigned meanings:

 (a)  “Affiliate” – with respect to any specified Person, any other Person who, directly or indirectly, through one or more intermediaries, Controls, is Controlled By, or is Under Common Control With, such specified Person.

(b)  “Agreement” – this Intellectual Property Sale and Assignment Agreement, as it may be duly amended from time to time in accordance with the terms hereof.

(c) “Authorization” – any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Authority or pursuant to any Law.

(d) “Contract” – any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral, including any sales order and purchase order.

(e) “Damages” – all demands, claims, assessments, losses, damages, costs, expenses, Liabilities, Orders, decrees, rulings, awards, fines, sanctions, penalties, charges, Taxes and amounts paid or payable in settlement, including, without limitation, (i) interest on cash disbursements in respect of any of the foregoing at the Applicable Rate, compounded annually, from the date each such cash disbursement is made until the Person incurring the same shall have been indemnified in respect thereof, and (ii) reasonable costs, fees and expenses of attorneys, accountants and other agents of the relevant Person.

(f) "Event of Force Majeure" – any event beyond the control of Assignor and Assignee, which prevents either or both of them from complying with any of their respective obligations under this Agreement, including but not limited to (i) acts of God (including, e.g., without limitation, unintentional fires or explosions, earthquakes, drought, tidal waves and floods, specific incidents of exceptional adverse weather conditions in excess of those which were materially worse than any others encountered in the relevant places at the relevant time of year during the twenty (20) years prior to the date of this Agreement), (ii) international embargo, industrial action or blockade, (iii) international hostilities (whether pursuant to declaration of war or not), military invasion, acts of aggression by foreign nations, mobilization or requisition of military troops, rebellion, international war, revolution, insurrection, or military or usurped power, or civil war, (iv) contamination by radio-activity from any nuclear fuel, or from any nuclear waste from the combustion of nuclear fuel, radio-active toxic explosive, or other hazardous properties of any explosive nuclear assembly or nuclear component of such assembly, (v) civil riot, commotion, or disorder, (vi) industrial or commercial strikes, slow-downs, or lock outs, unless solely restricted to employees of one of the Parties, (vii) acts or threats of domestic or international terrorism, (viii) interruption or discontinuation of electrical power supply not due to any failure on the part of the affected Party, or (ix) other unforeseeable circumstances beyond the control of the Parties against which it would have been unreasonable for the affected Party to have taken precautions and which the affected Party could not have reasonably avoided even by using its best efforts.

                                     (g) “Governmental Authority” – any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or Orders of such body have the force of Law.

(h) “Intellectual Property” – (i) Proprietary Information, (ii) trademarks and service marks (whether or not registered), trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith, (iii) documentation, advertising copy, marketing materials, web-sites, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by Copyright, (iv) software, and (v) Intellectual Property Rights, including all Patents, copyrights, Marks, trade secret rights, mask works, moral rights or other literary property or authors rights, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.

(I) “Intellectual Property Rights” – all forms of legal rights and protections that may be obtained for, or may pertain to, any Intellectual Property in any country of the world.

(j) “Law” – any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Authority.

(k) “Liabilities” – any liability, indebtedness or obligation of any kind, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether secured or unsecured, whether joint or several, whether due or to become due, whether vested or unvested, including any liability for Taxes.

(l) “Assignee” – shall have the meaning specified in the preamble to this Agreement.

(m) “Assignor” – shall have the meaning specified in the preamble to this Agreement.

(n) “Material Adverse Effect” – with respect to any Person, any state of facts, development, event, circumstance, condition, occurrence, or effect that, individually or taken collectively with all other preceding facts, developments, events, circumstances, conditions, occurrences or effects (a) is materially adverse to the condition (financial or otherwise), business, operations or results of operations of such Person, (b) impairs the ability of such Person to perform its obligations under this Agreement, or (c) shall or is reasonably likely to delay or affect the performance of its obligations under this Agreement, or any part hereof.

(o) “Notice” – any required notice under this Agreement in relation to which compliance is mandated pursuant to Section 9.2 of this Agreement.

(p) “Order” – any award, injunction, judgment, decree, stay, order, ruling, subpoena or verdict or other decision entered, issued or rendered by any Governmental Authority.

(q) “Party/ies” – shall have the meaning specified in the preamble to this Agreement.

(r) “Patents” – letters patent, patent applications, provisional patents, design patents, PCT filings, invention disclosures and other rights to inventions or designs.

(s) “Person” – an individual, corporation, partnership, limited liability company, trust, unincorporated association, Governmental Authority, individual, or any political subdivision, agency or instrumentality of a Governmental Authority, or any other entity, body or institution.

(t) “Point of Delivery” – unless otherwise agreed to in writing by Assignor in relation to any one or more given purchase orders, Assignor’s facility at 1313 S. Killian Drive, Lake Park, FL 33403.

(u) “Proceeding” – any action, suit, claim, hearing, arbitration, mediation, proceeding (public or private) or investigation being initiated or pursued by any Governmental Authority or other Person.

(v) “Proprietary Information” – collectively, inventions (whether or not patentable), Trade Secrets, technical data, formulae, formula ratios, sources of materials, shop practices, manufacturing methods, chemical compounds, databases, Customer lists, designs, tools, methods, processes, technology, ideas, know-how, source code, product road maps and other proprietary information and materials.

(w) “Purchase Price” – shall have the meaning specified in Paragraph1 of this Agreement.

(x) “Subject IP” – shall have the meaning specified in Paragraph 1 of the recitals to this Agreement.

(y) “Tax” or “Taxes” – any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental (including taxes under Code §59A), profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

    (z) “Trade Secrets” – shall have the meaning specified in Section 1 of this Agreement

(aa) “USD$” – United States dollars.

9.2       Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) on the date delivered by FedEx, UPS, or USPS, as established by the sender as per courier receipt; (c) on the date sent by email as a file attachment in .pdf format; or (d) on the fifth (5th) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Any such communications, to be valid, must be addressed as follows:

If to Assignor:

RexPro Sealers and Coatings, Inc.

1313 South Killian Drive

Lake Park, FL 33403

Attn: Steven Malone, President

Email: smalone@ecosmartsurfaces.com

If to Assignee:

Caribbean Energy Solutions, LLC

 Attn: Jason Morgan

 1353 Ave. Vigoreaux, PMB 167

Guaynabo, Puerto Rico 00966

Email: info@caribbeanenergysolutions.com

With a copy to: jason@caribbeanenergysolutions.com

… or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party in accordance with this paragraph. If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

9.3       Publicity.  Neither Party shall make any public announcement concerning, or otherwise publicly disclose, any information with respect to the transactions contemplated by this Agreement or any of the terms and conditions hereof without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, provided, however, that either Party shall maintain the right to make any public disclosure concerning the transactions contemplated hereby that in the opinion of such Party's counsel may be required by applicable Law or the rules of any stock exchange or interdealer quotation service on or through which such Party's or its Affiliates' securities trade.

9.4       Advice of Counsel.  The language in all parts of this Agreement shall be deemed to be the language mutually arrived at by the Parties, together with their respective counsel, and this Agreement shall not for this reason be construed against either Party by virtue of its role as the drafter thereof.

9.5       Amendments and Waivers.  This Agreement may not be amended except by an instrument in writing signed on behalf of each Party; provided, however, that, by way of instrument in writing, Assignee or Assignor may waive compliance by the other Party with any term or provision of this Agreement that such other Party is or shall have been obligated to comply with or perform.

9.6       Assignment.

(a)  Neither Party may assign any or all of its rights or obligations under this Agreement without the other Party's prior written consent; provided, however, that (i) either Party may assign any or all of its rights or obligations under this Agreement to an Affiliate of such Party, (ii) Assignee may license, assign, subcontract or delegate to any Affiliate all or part of the rights and obligations of Assignee under this Agreement and (iii) either Party may assign all of its rights or obligations under this Agreement to a Third Party to which such Party has sold all or substantially all of its assets relating to this Agreement.

   (b)  In the event that a Party assigns any of its rights and obligations hereunder to an Affiliate or Third Party, the assigning Party shall, at the request of the non-assigning Party, enter into, or cause such Third Party to enter into, such supplemental agreements pursuant to which such Third Party will expressly assume all of the obligations of the assigning Party hereunder.  For purposes of clarity, any assignment to a Third Party pursuant to this Paragraph 9.6(b), shall not be a violation of Paragraph 3 above ( Reciprocal Confidentiality).

   (c)  This Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and permitted assigns.

9.7       Third Party Beneficiaries.  Except as specifically provided herein, this Agreement is intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is expressly not intended to confer upon any Person other than the Parties any rights or remedies hereunder.

9.8       Counterparts. This Agreement may be executed and delivered (including by email transmission in .pdf format) by the Parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but both of which taken jointly shall constitute one and the same agreement.

9.9       Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between them with respect thereto, except with respect to the applicable provisions of Paragraph 2 herein.

9.10     Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Governmental Rule or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

10. Release of Escrow Concurrent with the execution of this Agreement, the Parties will execute an instruction letter (the “Instruction Letter”) to Guard-IT Corporation, the Escrow Agent for the Formula, thereby directing the Escrow Agent to deliver the Formula to the Assignee and terminating the Escrow Agreement. A copy of the form of Instruction Letter is attached to this Agreement as Exhibit B. In the vent further documentation is required by the Escrow Agent to carry out the purpose of this Paragraph 10, the Parties agree to cooperate and provide such documentation.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date set forth in the preamble to this Agreement.

(Signatures on Next Page)

FINDEX.COM, INC.	CARIBBEAN ENERGY SOLUTIONS, LLC
By:_____________________________________	By:_____________________________________
Steven Malone
President & Chief Executive Officer	Member

Date:___________________________________	Date:___________________________________

EcoSmart Surface & Coating Technologies, Inc.
By:_____________________________________
Steven Malone, President

Date:___________________________________

Guard-IT Corporation

1250 S Capital of Texas Hwy

Building 3, Ste 400

Austin, Texas 78746

Attention: William J. Ford, CEO

Re: Intellectual Property Escrow Agreement (“Agreement”) dated June 8, 2018, by and among; Guard-IT Corporation (“Guard-IT”), a Texas corporation, Findex.com, Inc. ((inclusive of its subsidiary EcoSmart Surface & Coatings Technologies ("Depositor"), a Nevada corporation; and Caribbean Energy Solutions, LLC (“Beneficiary”), a Puerto Rico limited liability company.

Dear Mr. Ford:

In accordance with Paragraph 3.1 of the Agreement, you are hereby authorized and directed to immediately release and deliver the escrowed property (the “Formula”) currently held by you pursuant to the Agreement to:

Caribbean Energy Solutions, LLC

Attn: Jason Morgan

 1353 Ave. Vigoreaux, PMB 167

Guaynabo, Puerto Rico 00966

Email: info@caribbeanenergysolutions.com

Please advise when you have delivered the Formula to the above recipient.

Very truly yours,

Findex.com, Inc.

By:_________________________

Steven Malone, CEO

EcoSmart Surface & Coating Technologies, Inc.

By: ________________________

Steven Malone, CEO